Screen #38 Attachments
Item 77J
Form NSAR-B


Federal Life Trust


According to the provisions of Statement of Position
93-2 SOP 93 - 2 Determination, Disclosure and
Financial Statement Presentation of Income, Capital
Gain and Return of Capital Distributions by
Investment Companies, the Fund is required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis or to offset future realized capital gains. Accordingly, at December
31, 2010, reclassifications were recorded to decrease paid-in capital by $43 and increase undistributed net investment income (loss) by $43 for the Federal Life
Equity Portfolio and decrease paid-in capital by $9, increase undistributed net investment income (loss) by $7,929 and decrease accumulated net realized gain (loss) on investments by $7,920 for the Federal Life Fixed
Income Portfolio.


This reclassification has no impact on the net asset value of the Fund and is designed to present the Fund's capital accounts on a tax basis.